Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 20, 2026, relating to the financial statements of First Breach, Inc. (the “Company”) as of and for the years then ended December 31, 2025 and 2024. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

June 12, 2026